EXHIBIT 99.1

A. Dale “Bud” Mayo Retires as CEO of Cinedigm Digital Cinema Corp.

Adam M. Mizel and Gary S. Loffredo Named Co-Interim CEOs

Morristown, New Jersey, June 23, 2010 — Cinedigm Digital Cinema Corp. (NASDAQ:CIDM) , the global leader in the digital cinema industry, today announced that co-founder A. Dale “Bud” Mayo has retired as Chief Executive Officer and President of the company effective immediately. Mr. Mayo will continue as Chairman of the Board of Directors.

Adam M. Mizel, who currently serves as the Company’s Chief Strategy and Chief Financial Officer, and Gary S. Loffredo, who currently serves as the Company’s Senior Vice President-Business Affairs and General Counsel, will assume the additional role of interim co-Chief Executive Officers, with responsibility for day-to-day management of the Company. The Board has retained Korn Ferry International to assist in identifying candidates from which to select a permanent Chief Executive Officer.

Mr. Mayo said, “When I founded Cinedigm, my vision was to build an innovative and important company that was on the cutting edge of the transformation of the movie business to digital.  Now ten years later, I could not be more proud of what we have created.  We have developed into the industry leader in providing the essential services, content and technology that allow for the transformation of movie theaters into networked entertainment centers.  We have steadfastly supported both our studio and exhibitor partners as they offer their customers a fantastic digital experience.  With digital conversion accelerating and a strong fiscal year 2010 just completed, I leave the Company on a solid trajectory of growth and I look forward to my retirement.”

Prior to founding Cinedigm in 2000, Mr. Mayo, 69, had a distinguished career in the exhibition industry, during which he co-founded Clearview Cinema Group in 1994, which was sold to Cablevision in 1998. He served as CEO and President of Cablevision Cinemas, LLC, from 1998 to 2000. Mr. Mayo began his career at IBM in 1965 and founded several technology and financial services businesses.

Wayne L. Clevenger, founder and Managing Director of MidMark Capital and a Director of Cinedigm, said, “On behalf of the Board of Directors of Cinedigm Digital Cinema

Corp., I want to express our deep gratitude to Bud Mayo for his exceptional contributions and leadership over the past 10 years. Bud has been an inspiration to all of us, and the current stature and future prospects for Cinedigm are in no small measure a consequence of his dedication, innovative thinking, and unwavering commitment.”

Adam M. Mizel joined Cinedigm as Chief Strategy and Financial Officer in August 2009 and has been a member of the Board since March 2009. Prior to joining Cinedigm, Mr. Mizel was the founder and Managing Partner of Aquifer Capital Group, LLC, a small cap hedge fund and one of Cinedigm’s largest shareholders. Mr. Mizel was previously the founder and COO of Azimuth Trust LLC, a co-founding partner of Capital Z Partners, LLC, and began his investing career at Morgan Stanley Capital Partners.

Gary S. Loffredo joined Cinedigm in September 2000 in his current positions and has been a member of the Board since that time. From March 1999 to August 2000 Mr. Loffredo was Vice President, General Counsel and Secretary of Cablevision Cinemas, LLC. He was an attorney at the law firm of Kelley, Drye & Warren, LLP, from 1992 through 1999.

“We are proud to lead Cinedigm during this transition period,” commented Mssrs. Mizel and Loffredo. “Cinedigm has made outstanding progress in its first decade, largely due to the leadership and dedication of Bud Mayo.  We look forward to working with our strong management team to continue driving forward on our strategies for growth."

“We believe that our clients will experience a seamless and successful transition of leadership with Adam and Gary along with Chuck Goldwater, who leads our digital cinema deployment efforts, and the rest of the excellent and dedicated management team,” Mr. Clevenger concluded.
The Company also announced that it has expanded its financial advisory relationship with EFA Partners and that Ralph Willis, one of the founders of EFA, will dedicate a significant portion of his time to support Mssrs. Mizel and Loffredo in overseeing the Company’s financial operation and activities during the transition period.  Mr. Willis, who led GE Capital’s entertainment finance group for five years, represented GE in the $217 million senior credit facility it provided Cinedigm in 2006.  In early 2009, he and two former GE colleagues founded EFA as an entertainment advisory firm specializing in film exhibition and digital cinema.  During the past year Ralph and the EFA team have remained active advisors to the Company.

CONFERENCE CALL NOTIFICATION
Cinedigm will hold a conference call for investors at 11am Eastern today, June 23rd.  The conference can be accessed by dialing 877.754.5303 or 678.894.3030 at least five minutes before the start of the call.  No passcode is required. The conference call will also be webcast simultaneously and will be accessible via the web on Cinedigm’s Web site at http://investor.cinedigm.com/events.cfm.  A replay of the call will be available after 12:00 p.m. Eastern at 800.642.1687 or 706.645.9291, conference ID 83697057.  The replay will be accessible through Wednesday, June 30th.

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The Company is a technology and services integrator that works with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent movies provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

Contact:
Suzanne Moore
Investor Relations for Cinedigm
investorrelations@cinedigm.com
(973) 290-0056